This page being
(Continued from Screen 35)
filed for series  3.
   Condensed balance sheet data:         As of the end of
current reporting
                                        period (000's
omitted except for per
                                        share amounts and
number of accounts)
74.O) Payables for portfolio instruments purchased ------
----------- $        0
   P) Amounts owed to affiliated persons ----------------
----------- $        0
   Q) Senior long-term debt -----------------------------
----------- $        0
   R) Other liabilities:  1. Reverse repurchase
agreements --------- $        0
                          2. Short sales ----------------
----------- $        0
                          3. Written options ------------
----------- $        0
                          4. All other liabilities ------
----------- $        0
   S) Senior equity -------------------------------------
----------- $        0
   T) Net assets of common shareholders -----------------
----------- $        0
   U) 1. Number of shares outstanding -------------------
-----10429,202,25,6340
      2. Number of shares outstanding of a second class
of shares
         of open-end company ----------------------------
-----------          0
   V) 1. Net asset value per share (to nearest cent) --
$12.41,12.41,12.41,12.40
      2. Net asset value per share of a second class of
open-end
         company shares (to nearest cent) ---------------
----------- $     0.00
   W) Mark-to-market net asset value per share
      for money market funds only (to 4 decimals) -------
----------- $   0.0000
   X) Total number of shareholder accounts --------------
-------2877,174,32,539
   Y) Total value of assets in segregated accounts ------
----------- $        0
                              SCREEN NUMBER: 36